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                               BROWN & WOOD LLP
                            ONE WORLD TRADE CENTER
                        NEW YORK, NEW YORK 10048-0557
                           Telephone:  212-839-5300
                           Facsimile:  212-839-5599


                                                              November 7, 1997

Merrill Lynch High Income Municipal
  Bond Fund, Inc.
P.O. Box 9011
Princeton, New Jersey 08543-9011

Ladies and Gentlemen:

     We have acted as counsel for Merrill Lynch High Income Municipal Bond Fund, Inc., a Maryland corporation (the "Fund"), in connection with the registration of 5,000,000 shares of common stock, par value $0.10 per share (the "Common Stock"), under the Securities Act of 1933, as amended, pursuant to a registration statement on Form N-2 to be filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement").

     As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Common Stock. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

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     Based upon the foregoing, we are of the opinion that the Common Stock, upon issuance and sale in the manner referred to in the Registration Statement for consideration not less than the par value thereof, will be legally issued, fully paid and nonassessable shares of common stock of the Fund.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                             Very truly yours,


                                             /s/ Brown & Wood LLP


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